Exhibit 99

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley	President and CEO
	Tim Cassels	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ADDS TO RESERVES

Spokane, Washington – May 20, 2004 - AmericanWest Bancorporation (Nasdaq: AWBC) announced today that its banking subsidiary, AmericanWest Bank, will take an additional provision for loan losses of approximately $4 to 4.5 million, pretax, in addition to the provision incurred during the normal course of business.

The additional loan loss provision results from a single lending relationship with a contractor of electrical transmission lines and communications systems. The relationship consists of two loans that total approximately $4.6 million. The collateral consists of equipment, inventory and accounts receivable. The company is evaluating and locating collateral, but expects a significant loss.

“We are very disappointed by this turn of events,” said Wes Colley, President and CEO, “but we needed to address it quickly and assertively. We will continue to focus on improving the asset quality and profitability of our company.”

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.